Exhibit 10.1

Executive Bonus Plan

The following is a description of the Company’s Executive Bonus Plan (the “Bonus Plan”) provided pursuant to Paragraph 10(iii)(B) to Item 601 of Regulation S-K, which requires a written description of a compensatory plan when no formal document contains the compensation information.

The amendments to the Bonus Plan, which are effective for the fiscal year beginning February 1, 2004 and thereafter, were approved by the Compensation Committee during the 2004 fiscal year and were ratified by the Board of Directors on March 24, 2005. The purpose of the Bonus Plan is to promote the interests of the Company and its stockholders by providing key employees with financial rewards based upon achievement of specified business objectives, as well as to attract and retain key employees by providing compensation opportunities linked to performance results.

The five most-highly-compensated executive officers including the Chief Executive Officer (“CEO”) and other members of senior management, are eligible to participate in the Bonus Plan. Bonuses payable under the Bonus Plan are determined by the independent members of the Board of Directors upon the recommendation of the Compensation Committee with respect to the CEO and by the Compensation Committee with respect to all other eligible participants.

Bonuses payable to eligible participants are based on a formula that takes into account (1) annual growth in Earnings Before Depreciation, Amortization and Deferred Taxes and Total Return (defined as the change in net asset value, an internal measure, plus/minus cash used/generated for the period) above a specified threshold and (2) performance against individual goals, which are set at the beginning of each fiscal year. Different bonus levels as a percentage of base salary are established depending on the individual’s position within the Company. Bonuses are capped at a certain percentage of the individual’s base salary.

Payment of bonuses (if any) is typically made in the first quarter of each fiscal year. Bonuses typically will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.